Exhibit 99

Contact:	610-337-1000 Robert W. Krick, ext. 3645 Brenda A. Blake, ext. 3202	For Immediate Release: April 30, 2009
AmeriGas Partners Reports Increase in Earnings, Reiterates Guidance
VALLEY FORGE, Pa., April 30 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income for the second fiscal quarter ended March 31, 2009 of $147.8 million compared to net income of $133.0 million for the same period last year.
The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) increased to $187.3 million for the second quarter of fiscal 2009 compared to EBITDA of $171.8 million the same period last year. For the three months ended March 31, 2009, retail volumes sold were 6.9% lower than the prior-year period reflecting the impact of a deterioration in economic conditions on commercial volumes, continued customer conservation, and slightly warmer weather during the quarter. Weather was 2.3% warmer than normal during the recent quarter and 1.3% warmer than in the prior-year period, according to the National Oceanic and Atmospheric Administration (NOAA).
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “I am pleased to report strong second quarter EBITDA, as higher unit margins resulting from significantly lower and less volatile wholesale propane prices more than offset the impacts of the deepening recession, customer conservation and warmer weather. With the heating season now concluded, we continue to expect EBITDA for the fiscal year ending September 30, 2009, to be in the range of $335 million to $345 million, excluding the previously reported gain of $39.9 million on the sale of our California storage terminal. This guidance reflects the strength of our results to date, the expectation of a return to more normal unit margins now that wholesale prices have stabilized, and the effects of the recession on sales volumes throughout the second half of the year.”
Revenues for the quarter were $823.4 million versus $1,006.7 million a year ago primarily due to lower retail selling prices associated with significantly lower commodity prices and lower volumes sold. Operating income increased $14.8 million to $168.1 million for the quarter principally reflecting higher retail unit margins partially offset by lower volumes sold. Operating and administrative expenses were virtually unchanged from the prior year quarter.
Estimated fiscal 2009 EBITDA excluding the $39.9 million gain on the sale of the California terminal is a non-GAAP financial measure. Management believes the presentation of this measure for fiscal 2009 provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership in fiscal 2009. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income per limited partner unit.
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AmeriGas Partners Reports Increase in Earnings, Reiterates Guidance
AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from nearly 600 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and individual unitholders own the remaining 56%.
AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss second quarter earnings and other current activities at 4:00 PM ET on Thursday, April 30, 2009. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website; http://www.amerigas.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on April 30 through midnight Saturday, May 2. The replay may be accessed at 1-888-203-1112, passcode 8374903 and International access 1-719-457-0820, passcode 8374903.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-05	###	4/30/09

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2009	2008	2009	2008	2009	2008
Revenues:
Propane	$780,123	$960,307	$1,458,751	$1,659,976	$2,423,447	$2,421,359
Other	43,254	46,349	91,690	94,848	187,359	184,441

	823,377	1,006,656	1,550,441	1,754,824	2,610,806	2,605,800

Costs and expenses:
Cost of sales — propane	460,189	661,279	888,658	1,149,144	1,576,431	1,658,205
Cost of sales — other	13,737	14,717	30,806	33,199	69,003	72,324
Operating and administrative expenses	165,118	164,656	325,103	317,540	618,028	585,912
Depreciation	19,581	18,839	39,001	37,496	77,184	73,825
Amortization	1,313	1,183	2,636	2,350	5,009	4,494
Gain on sales of liquefied petroleum gas storage facilities	—	—	(39,887)	—	(39,887)	(46,117)
Other income, net	(4,676)	(7,305)	(8,757)	(12,150)	(15,462)	(21,298)

	655,262	853,369	1,237,560	1,527,579	2,290,306	2,327,345

Operating income	168,115	153,287	312,881	227,245	320,500	278,455
Interest expense	(17,795)	(18,697)	(36,520)	(36,927)	(72,479)	(72,625)

Income before income taxes and minority interest	150,320	134,590	276,361	190,318	248,021	205,830
Income tax expense	(774)	(84)	(1,411)	(777)	(2,306)	(573)
Minority interests	(1,711)	(1,556)	(3,152)	(2,286)	(3,153)	(2,744)

Net income	$147,835	$132,950	$271,798	$187,255	$242,562	$202,513

General partner’s interest in net income	$1,783	$1,373	$3,329	$1,960	$3,647	$5,804

Limited partners’ interest in net income	$146,052	$131,577	$268,469	$185,295	$238,915	$196,709

Income per limited partner unit (a)
Basic	$1.71	$1.58	$3.21	$2.47	$3.76	$3.31

Diluted	$1.71	$1.58	$3.21	$2.46	$3.76	$3.31

Average limited partner units outstanding:
Basic	57,046	57,005	57,030	56,999	57,020	56,920

Diluted	57,081	57,037	57,071	57,036	57,061	56,957

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	342.9	368.5	621.1	647.6	966.7	1,001.3
EBITDA (b)	$187,298	$171,753	$351,366	$264,805	$399,540	$354,030
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$8,642	$5,585	$17,288	$12,897	$33,455	$26,939
Growth capital expenditures	$10,113	$7,508	$20,606	$18,379	$35,919	$39,410

(a)	In accordance with Emerging Issues Task Force Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF 03-6”), the Partnership calculates income per limited partner unit for each period according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the General Partner.

Theoretical distributions of net income in accordance with EITF 03-6 for the three, six and twelve months ended March 31, 2009 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing earnings per diluted limited partner unit by $0.85, $1.49 and $0.43, respectively. Theoretical distributions of net income in accordance with EITF 03-6 for the three, six and twelve months ended March 31, 2008 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing earnings per diluted limited partner unit by $0.73, $0.79 and $0.15, respectively.
(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)

(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies. Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income for the relevant years.

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the requirement in Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” to provide profitability information about its domestic propane segment.
The following table includes reconciliations of net income to EBITDA for all periods presented:

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2009	2008	2009	2008	2009	2008

Net income	$147,835	$132,950	$271,798	$187,255	$242,562	$202,513
Income tax expense	774	84	1,411	777	2,306	573
Interest expense	17,795	18,697	36,520	36,927	72,479	72,625
Depreciation	19,581	18,839	39,001	37,496	77,184	73,825
Amortization	1,313	1,183	2,636	2,350	5,009	4,494

EBITDA	$187,298	$171,753	$351,366	$264,805	$399,540	$354,030

The following table includes a reconciliation of forecasted net income to forecasted EBITDA excluding gain on sale of terminal for the fiscal year ending September 30, 2009:

Forecast
Fiscal
Year
Ending
September 30,
2009
Net income (estimate)	$225,000
Interest expense (estimate)	70,000
Income tax expense (estimate)	2,000
Depreciation (estimate)	78,000
Amortization (estimate)	5,000
San Pedro gain	(40,000)

EBITDA excluding gain on sale of terminal (estimate)	$340,000